Exhibit 16.1

10 Almaden Boulevard, Suite 1000, San Jose, CA 95113
Phone (408) 961-6300	Fax (408) 961-6324	Email bpm@bpmcpa.com	Web bpmcpa.com

February 10, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Cardiva Medical, Inc. pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be submitted with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Cardiva Medical, Inc. dated February 10, 2020. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ BPM LLP

San Jose, California

Attachment

bpmcpa.com

Changes in independent registered public accounting firm

On June 27, 2019, we dismissed BPM LLP, or BPM, as our independent auditors. Effective September 10, 2019, we engaged PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm. PwC was engaged to perform a reaudit of the financial statements for December 31, 2018 and an audit for December 31, 2019. See “Risk factors—We have identified material weaknesses in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could harm our business and negatively impact the value of our common stock.”

The report of BPM on the financial statements for December 31, 2017 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During 2017, and the subsequent period through June 27, 2019, (1) there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and BPM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BPM, would have caused BPM to make reference thereto in its report on our financial statements for the year ended December 31, 2017, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided BPM with a copy of the disclosures set forth under the heading “Changes in independent registered public accounting firm” and have requested that BPM furnish us with a letter addressed to the SEC stating whether or not BPM agrees with the statements related to them made by us under the heading “Change in independent registered public accounting firm” in this prospectus. A copy of the letter is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

During the years ended December 31, 2017 and 2018 and the subsequent period through September 10, 2019, we did not consult with PwC on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements or any other matter that was either the subject of a disagreement or reportable event.